UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

November 30, 2012 (November 29, 2012)

Date of Report (Date of earliest event reported)

INERGY MIDSTREAM, L.P.

(Exact name of registrant as specified in its charter)

Delaware	001-35377	20-1647837
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two Brush Creek Boulevard, Suite 200

Kansas City, Missouri 64112

(Address of principal executive offices)

(816) 842-8181

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 29, 2012, Inergy Midstream, L.P. (the “Partnership”), NRGM Finance Corp. (“NRGM Finance” and, together with the Partnership, the “Issuers”) and certain subsidiary guarantors (the “Subsidiary Guarantors”) entered into a purchase agreement (the “Purchase Agreement”) with Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse Securities (USA) LLC, SunTrust Robinson Humphrey, Inc., Wells Fargo Securities, LLC, Barclays Capital Inc., BMO Capital Markets Corp., Comerica Securities, Inc., PNC Capital Markets LLC, RBC Capital Markets, LLC and RBS Securities Inc. (collectively, the “Initial Purchasers”) to sell $500 million aggregate principal amount of the Issuers’ 6% Senior Notes due 2020 (the “Notes”) in accordance with a private placement (the “Offering”) conducted pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). The closing of the Offering of the Notes is scheduled to occur on December 7, 2012.

The Partnership intends to use the net proceeds from the Offering to fund a portion of the $425 million purchase price of its pending acquisition of all of the equity interests in Rangeland Energy, LLC (the “Rangeland Acquisition”) not funded by the net proceeds of the private placement discussed below, with the balance to be used to repay existing borrowings under its revolving credit facility. The remaining portion of the purchase price for the Rangeland Acquisition is expected to be funded by the proceeds from a private placement of 10,714,283 of the Partnership’s common units. In the event that the private placement does not close, we would expect to use a larger portion of the net proceeds of the Offering to fund a portion of the consideration of the Rangeland Acquisition, which would result in a reduced paydown of indebtedness under our revolving credit facility. If the Rangeland Acquisition does not close concurrently with the Offering, the net proceeds of the Offering will be deposited into an escrow account pending completion of the Rangeland Acquisition. If the Rangeland Acquisition does not close on or prior to February 1, 2013 or the acquisition agreement is terminated earlier, the notes will be redeemed at a redemption price of 100% of the principal amount, plus accrued and unpaid interest to the redemption date. The Rangeland Acquisition is expected to close on or about December 7, 2012, subject to customary closing conditions. The Offering is not a condition to the closing of the Rangeland Acquisition.

Certain of the initial purchasers and their respective affiliates have engaged in, and in the future may engage in, commercial banking, investment banking and advisory services for us. They have received, or may in the future receive, customary fees and reimbursement of expenses in connection with these transactions. Affiliates of certain of the initial purchasers are lenders, and in some cases agents or managers for the lenders, under our revolving credit facility and, therefore will receive a portion of the net proceeds from the Offering. In addition, Citigroup Global Markets Inc. served as a financial advisor to Rangeland Equity Holdings, LLC in connection with the Rangeland Acquisition, for which it will receive customary fees. In addition, as described in our Current Report on Form 8-K dated November 3, 2012, affiliates of certain of the initial purchasers have agreed to provide us with interim financing in the amount of $225.0 million, in connection with the Rangeland Acquisition in the event the Offering is not consummated, for which they received customary fees.

The Purchase Agreement contains customary representations, warranties and agreements of the Partnership and certain affiliates, and customary conditions to closing, indemnification rights, obligations of the parties and termination provisions.

The summary description of the Purchase Agreement set forth above is qualified in its entirety by the full text of the Purchase Agreement, which is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 7.01 Regulation FD Disclosure.

On November 29, 2012, the Partnership issued a press release announcing the pricing of the Notes. A copy of the press release is furnished as Exhibit 99.1 hereto.

In accordance with General Instruction B.2 of Form 8-K, the information furnished pursuant to Item 7.01 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing. The information furnished pursuant to Item 7.01 shall not be deemed an admission as to the materiality of any information in this report on Form 8-K that is required to be disclosed solely to satisfy the requirements of Regulation FD.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

1.1	Purchase Agreement, dated November 29, 2012, among the Partnership, NRGM Finance, the Subsidiary Guarantors named therein and the Initial Purchasers named therein relating to the Notes.

99.1	Press Release dated November 29, 2012.

.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INERGY Midstream, L.P.

	By:	NRGM GP, LLC, its General Partner

Date: November 30, 2012	By:	/s/ Laura L. Ozenberger
Laura L. Ozenberger Senior Vice President, General Counsel and Secretary

Exhibit Index

Exhibit Number	Description

1.1	Purchase Agreement, dated November 29, 2012, among the Partnership, NRGM Finance, the Subsidiary Guarantors named therein and the Initial Purchasers named therein relating to the Notes.

99.1	Press Release dated November 29, 2012.